News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080

Wednesday, November 1, 2006

USA Mobility Declares First Quarterly Dividend

Alexandria, VA (November 1, 2006) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced that its Board of Directors has declared a quarterly dividend of $0.65 per share of common stock. The dividend will be paid on December 7, 2006 to shareholders of record on November 16, 2006. The December dividend will be the Company’s first quarterly dividend payment since the Board adopted a quarterly dividend policy in August. The Company expects the entire amount to be paid as a return of capital.

“The initiation of a regular quarterly dividend reflects our continued confidence to generate substantial cash flow, as well as a commitment to our stated strategy of returning cash to shareholders,” said Vincent D. Kelly, president and chief executive officer. Previously, USA Mobility had paid special dividends of $1.50 per share on December 21, 2005 and $3.00 per share on July 21, 2006.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Sprint Nextel and Cingular Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s dividend policy and cash flow expectations, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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